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                                 NOTE

$145,028.17                                          October 25, 1995


  FOR VALUE RECEIVED and originally executed on March 31,1993, the undersigned promises to pay to the order of Casino Resource Corporation of Biloxi, Mississippi, the principal amount of One Hundred Forty-Five Thousand Twenty-Eight Dollars and 17/100 ($145,028.17) with interest thereon at the rate of seven (7%) percent per year. All amounts of principal and interest shall be due in one payment payable on or before October 1, 1997. If said amount is not paid when due, interest on the unpaid portion shall accrue at the rate of twelve (12%) percent per year.

  All makers, endorsers, sureties and guarantors agree to pay all costs of collection, including reasonable attorney's fees to the extent not prohibited by law.

  Without affecting my liability or the liability of any endorser, surety or guarantor, the holder may, without notice, grant renewals or extensions, accept partial payments, release or impair any collateral security for this Note or agree not to sue any party liable on it. Presentment, protest, demand and notice of dishonor are waived.

  The maker of this Note reserves the right to prepay principal at any time in any amounts without penalty.

  Maker acknowledges receipt of an exact copy of this Note.


                                       /s/ John J. Pilger
                                       --------------------------------------
                                       John J. Pilger